***Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

WIRELESS CONTENT DISTRIBUTION AGREEMENT

This Agreement is entered into as of the 24th day of October 2005 (the “Effective Date”)

BETWEEN:

Universal Music Canada Inc., a corporation having a principal place of business at 2450 Victoria Park Avenue, Suite 1, Toronto, ON, M2J 5H3 (“Universal”),

AND:

DY Mobile Inc., 303 – 1847 West Broadway, Vancouver, BC, V6J 1Y6 (hereinafter “DY Mobile”).

RECITALS:

NOW THEREFORE in consideration of the mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DY Mobile and Universal (individually, a “Party” and collectively, “Parties”) agree as follows:

SECTION 1.	DEFINITIONS

1.1.	Definitions. In this Agreement, the following terms will have the following meanings:

“Affiliate“ means, with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such entity or one or more of the other Affiliates of that entity (or a combination thereof). For the purposes of this definition, an entity shall control another entity if the first entity: (i) owns, beneficially or of record, fifty percent (50%) or more of the voting securities of the other entity; or (ii) has the ability to elect a majority of the directors of the other entity.

"Aggregator" means a mutually agreed upon third party service provider used to assist the Parties in the distribution of the Content hereunder.

“Agreement” means this agreement, the Schedules attached hereto, any other documents included by reference, as each may be amended from time to time in accordance with the terms of this Agreement;

“Approved Mobile Provider” means each mobile provider approved in writing by Universal. As of the date of this Agreement, Universal has approved Bell Mobility, Rogers Wireless and Telus Mobility.

“Approved Mobile Provider Interfaces” means the user interfaces through which an Approved Mobile Provider will present and distribute the Content to the End Users;

“Approved Mobile Provider Network” means equipment and infrastructure that facilitates the delivery of wireless voice and data services to End Users, including the backbone infrastructure;

“Approved Mobile Provider Service” means the wireless services delivered over an Approved Mobile Provider’s wireless telecommunications network to End Users;

“Approved Mobile Provider User Data” shall have the meaning ascribed to that term in Section 7.1;

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"Audio Clips" means a thirty (30) second excerpt of a sound recording of a musical composition taken from a Universal Master Recording that corresponds to the Content authorized under this Agreement.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario or Québec, as applicable;

“Confidential Information” means any information which is marked “confidential” or is reasonably confidential in nature regardless of whether it is marked “confidential” and is furnished by or on behalf of a Party or any of its Affiliates (collectively, the "Disclosing Party") to the other Party or to any of its Affiliates (collectively, the "Receiving Party"), whether such information is or has been conveyed verbally or in written or other tangible form, and whether such information is acquired directly or indirectly such as in the course of discussions or other investigations by the Receiving Party, including, but not limited to, trade secrets and technical, financial or business information, data, ideas, concepts or know-how that is considered and treated as being confidential by the Disclosing Party, including in the case of DY Mobile, for greater certainty and without limiting the generality of the foregoing, information pertaining to the Approved Mobile Provider Network, the Approved Mobile Provider User Data and the End User Data. Confidential Information disclosed in tangible or electronic form may be identified by Disclosing Party as confidential with conspicuous markings, or otherwise identified with a legend as being confidential, but in no event shall the absence of such a mark or legend preclude disclosed information which would be considered confidential by a party exercising reasonable business judgment from being treated as Confidential Information by Receiving Party;

“Content” means, collectively: (i) the Master Tone Content, and (ii) the Related Content;

“Content Unit” means each individual unit of Content provided by Universal and successfully delivered to an End User as verified by the Approved Mobile Provider’s collection of delivery receipts for Content Units.

“Documentation” shall have the meaning ascribed to that term in Section 4.2;

"Downloadable Content" means, collectively: (i) the Master Tone Content; and (ii) the Related Content.

“End User” means any end user of an Approved Mobile Provider’s Wireless Service;

“End User Data” means registration, profile, message and other user information obtained by Universal regarding End User as a result of this Agreement;

“Intellectual Property” means anything that is or may be protected by an Intellectual Property Right such as, but not limited to works (including computer programs), performances, discoveries, inventions, trade-marks (including trade names and service marks), trade secrets, industrial designs, confidential information (including Confidential Information as defined herein), mask work and integrated circuit topographies;

“Intellectual Property Right” means any right that is or may be granted or recognized under any Canadian or foreign legislation regarding patents, copyrights, neighbouring rights, moral rights, trade-marks, trade names, service marks, confidential information (including Confidential Information as defined herein), industrial designs, mask work, integrated circuit topography, privacy, publicity, celebrity and personality rights and any other statutory provision or common or civil law principle regarding intellectual and industrial property, whether registered or unregistered, and including rights in any application for any of the foregoing;

“Interactive Device” means any device that enables End Users to access the Approved Mobile Provider Service, as applicable;

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“Master Tones Content” means the content more particularly described in Part 2 of Schedule A attached hereto, provided by Universal to DY Mobile pursuant to this Agreement;

“Mark” means trade names, trade-marks, service marks, logos, brand names, corporate names, marks, symbols, designs, colour combinations or product configurations, or other business identifiers of any entity, whether registered or unregistered;

“MIN” means the “mobile identification number” issued by an Approved Mobile Provider to an End User in connection with subscription to the Approved Mobile Provider Service;

“Person” means any individual, corporation, partnership, joint venture, association, trust or other entity or group;

“Registration Data” means the MIN and the handset registration data collected by DY Mobile from End Users when such persons register for the Approved Mobile Provider Service;

“Related Content” means any downloadable screensavers, wallpaper, voice tones, or other content, all as more particularly described in Part 3 of Schedule A attached hereto, including any text, graphics, pictures, sound, video and other data (other than Universal’s Marks) relating to such content and provided by Universal to DY Mobile pursuant to this Agreement;

“Retail Price” means the fee billed to End Users by the Approved Mobile Provider, excluding all applicable taxes;

"Streaming" means the digital transmission of an audio recording so that it is played or displayed incrementally, or in semi-real time, such that it can be heard, viewed or otherwise received by an End User with minimal delays utilizing commercially reasonable precautions to prevent the audio recording from unauthorized digital copying, duplication or storage by the End User (other than any temporary copies used solely for so-called "caching" or "buffering" or as otherwise specifically licensed pursuant to this Agreement).

“Territory” means Canada;

“Term” shall have the meaning ascribed to that term in Section 2.1;

“Universal’s Marks” means those Marks owned or controlled by Universal and made available to DY Mobile in conjunction with the Content as identified by Universal from time to time during the Term pursuant to the terms and conditions of this Agreement.

"Universal Master Recording" means the audio only sound recordings authorized under this Agreement that are owned or controlled by Universal.

“Use” includes any act which, if committed without the proper authorization of the owner of an Intellectual Property Right, would constitute an infringement of such Intellectual Property Right;

“Virtual Private Network” or “VPN” means the private network constructed by DY Mobile and Universal for the purposes of transferring the Content as contemplated by this Agreement;

“Web Page” means a single HTML, WML, VXML, HDML or similar document, which is all or a portion of a portable or non-portable Web Site; and

“Web Site” means, with respect to any Person, all points of presence and/or services maintained by such Person on or electronically connected (both wired and wireless connections) with the Internet (including, without limitation, the World Wide Web) or any successor public data network.

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SECTION 2.	TERM AND EXCLUSIVITY

2.1.

Term/Renewal. This Agreement shall have a term (the “Term”) commencing on the Effective Date and ending on 1 March 2007 (the “Initial Expiry Date”), unless extended or earlier terminated in accordance with the terms of this Agreement. After the Initial Expiry Date, the Term of this Agreement will automatically be extended for successive six month periods unless either party gives at least fifteen (15) days notice to the other party of its intent not to renew this Agreement prior to the end of the then current extension of the Term.

2.2.

Non-Exclusive Agreement. Under no circumstances shall this Agreement be construed or interpreted as an exclusive dealing agreement by either Party. Nothing in this Agreement shall be construed as to restrict either Party from entering into any agreement with any other party, even if similar to or competitive with the transactions contemplated hereunder. Without limiting the generality of the foregoing, either Party is free to develop, purchase, use or market products or services similar to or competitive with the Content at any time, and from time to time, during and after the Term.

SECTION 3.	GRANT OF RIGHTS

3.1.

Distribution and Sale of Downloadable Content. Universal hereby grants DY Mobile a non-exclusive, limited, non-transferable (except as otherwise specified in this Agreement) right, during the Term to Use, reproduce, and distribute the Downloadable Content by way of Approved Mobile Providers to End Users in the Territory and permit End Users in the Territory to access and use the Downloadable Content on their Interactive Device(s) via the Approved Mobile Provider Service.

3.2.

Audio Clip License. Universal hereby grants to DY Mobile a non-exclusive, limited, royalty free, non-transferable (except as otherwise specified in this Agreement) license, during the Term to distribute the Audio Clips via Streaming to End Users solely in connection with the promotion or sale of the Content on Approved Mobile Provider Interfaces.

3.3.

Promotion and Support License. Universal hereby grants to DY Mobile a non-exclusive, limited, royalty free, non-transferable (except as otherwise specified in this Agreement) license in the Territory during the Term to Use, reproduce, and publicly display the Content and Universal’s Marks: (i) on the Approved Mobile Provider Interfaces in connection with posting, maintaining and delivering the Content thereon; and (ii) to advertise and promote the Content on the Approved Mobile Provider Service in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and other communications about Universal or the Content.

3.4.

Universal hereby grants DY Mobile a right to exercise any of the specific rights granted pursuant Sections 3.1 through 3.3, inclusive, through the use of an Aggregator. Specifically, the foregoing shall permit the Content to be delivered and stored by an Aggregator provided that: (a) such Aggregator is using the Content solely to perform rights granted to DY Mobile pursuant to this Agreement; and (b) DY Mobile shall remain liable to Universal for the acts of any such Aggregator.

3.5.

Restrictions on Use of Content and Universal’s Marks. DY Mobile shall not copy, decompile or reverse compile, reverse engineer or reverse assemble the Content without the express written consent of the Universal. All Use by DY Mobile of Universal’s Marks shall be subject to Universal’s prior written approval and shall be in strict compliance with each of the following terms and conditions: (a) DY Mobile shall strictly comply with all standards with respect to the Use of Universal’s Marks which may be furnished by Universal to DY Mobile from time to time and all Uses of Universal’s Marks in proximity to the trade name, trademark, service name or service mark of any other Person shall be consistent with the standards furnished by Universal

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from time to time; (b) DY Mobile shall not create a combination mark consisting of one or more Marks of each Party; (c) all Uses of Universal’s Marks shall enure to the benefit of Universal and DY Mobile acknowledges and agrees that Universal is the owner of Universal’s Marks; (d) DY Mobile shall not use, register, or attempt to register, in any country, any name or trademark identical or confusingly similar to Universal’s Marks; and (e) any materials, activities, products or services distributed or marketed by DY Mobile in conjunction with Universal’s Marks shall: (i) meet all of the standards of this Agreement; (ii) meet or exceed standards of quality and performance generally accepted in the industry; and (iii) comply with all applicable laws, rules and regulations. This Agreement does not grant Universal any right to use any Marks of DY Mobile without DY Mobile’s prior written consent.

3.6.

Third Party Costs. The Parties agree that, as between Universal and DY Mobile hereunder, DY Mobile will be solely responsible for securing and administering mechanical licenses from and paying the mechanical royalties to the owners of copyrights in the musical compositions embodied in the Universal Sound Recordings sold as Content to End Users hereunder, either directly by DY Mobile or by an Aggregator, as directed by DY Mobile acting as an agent on DY Mobile’s behalf. Universal will be responsible for paying and administering: (1) all record royalties to artists and other record royalty participants resulting from the sale of the Content; and (2) all payments that may be required under collective bargaining agreements applicable solely to Universal in connection with the production of the Universal Sound Recordings (e.g. musician's unions). To the extent that the sale of any Downloadable Content by DY Mobile as authorized under this Agreement constitutes a public performance and/or communication to the public of the musical composition embodied therein, as between DY Mobile and Universal, DY Mobile will be solely responsible for obtaining such performance licenses and remitting payment of such performance royalties as required pursuant to such license or Tariff. The Parties acknowledge that the foregoing requirement does not express or imply any agreement by the Parties that performance licenses are necessary for such purposes.

SECTION 4.	CONTENT AND PRESENTATION

4.1.

Content Management. Subject to the terms and conditions of this Agreement, Universal agrees to provide to DY Mobile, and DY Mobile agrees that it may acquire, the Content. Universal shall manage, renew, create, delete, edit and otherwise control the Content. Universal shall ensure that all Content is formatted as required to support all Interactive Devices. Universal shall ensure that the selected timing of Audio Clips or “approved edits” will be internally reviewed and approved by Universal and, where applicable, Universal’s artists, prior to delivery to DY Mobile. For any deletions to the Content made by Universal, Universal shall supply replacement content of equivalent quality and of the same genre as the content that was deleted by Universal. DY Mobile hereby authorizes Universal to direct an Aggregator that is mutually agreed to in writing between Universal and DY Mobile to carry out the content management obligations set out in this Section 4.1 on behalf of Universal. Specifically, the foregoing shall permit the Content to be digitized, formatted and delivered by an Aggregator provided that (a) such Aggregator is providing the Content as required by DY Mobile pursuant to this Agreement; and (b) Universal shall remain liable to DY Mobile for the acts of any such Aggregator.

4.2.

Documentation. Universal, or an Aggregator if mutually agreed, shall provide such documentation to DY Mobile hereunder as is reasonably necessary for the user of the applicable Content, including without limitation DY Mobile, and the End Users, to understand the functions and features available in connection with the Content, including, without limitation, up to date user manuals, operational manuals or instructions and training materials generally made available by Universal to its customers, and updates thereof as provided from time to time to DY Mobile under this Agreement (collectively, the “Documentation”).

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4.3.	DY Mobile Responsibilities. DY Mobile shall:

4.3.1.

ensure that each Approved Mobile Provider create, design, edit, manage, host and control the presentation of such Approved Mobile Provider Interfaces. Universal will provide and deliver the Content to DY Mobile’s proxy server via a VPN. The VPN will use the standard Internet as the transport mechanism and the underlying transport protocol will be TCP/IP;

4.3.2.

except as otherwise provided in this Article 4, have sole responsibility to deliver the Content to the Approved Mobile Providers and to the End Users and shall have sole responsibility for first tier customer support of End Users utilizing the Content;

4.3.3.	be responsible for the billing of End Users in connection with End Users’ purchase of Content; and

4.3.4.

provide Universal with an exclusive first right of refusal with respect to all promotional opportunities secured by DY Mobile which have the possibility for Content placement. Universal will be required to indicate Universal’s interest in each such promotional opportunity within 7 Business Days of Universal’s receipt of all applicable information related to such promotional opportunity. Upon Universal notifying DY Mobile that it is interested in such promotional opportunity, Universal will have an exclusive 30 day negotiation period during which DY Mobile and Universal will negotiate in good faith with respect to the material deal terms of such promotional opportunity. In the event that Universal and DY Mobile are unable to agree on the material deal terms of such promotional opportunity, DY Mobile will have the right to contract with any third party for such promotional opportunity provided the material deal terms of such third party offer are more beneficial to DY Mobile than the deal terms (if any) proposed by Universal.

4.4.

Responsibility for Costs. Except as otherwise expressly provided hereunder, each Party shall be responsible for all costs and expenses incurred by it in connection with its performance of its obligations under this Agreement.

4.5.

Other Universal Obligations. In carrying out mobile data services, or any other services using the Approved Mobile Provider Service Universal shall comply in all material respects with: (i) all applicable laws and regulations, including, without limitation those relating to personal information, privacy, and “opt-in” and “opt-out” ability; and (ii) policies of DY Mobile, if any.

4.6.

Designated Managers. Each Party shall designate managers (the “Designated Manager”) who shall co-ordinate the Parties’ respective obligations under this Agreement. The Designated Managers shall be employees of DY Mobile and Universal tasked to oversee the performance of the relationship. Each Party may change its Designated Manager(s) from time to time, but shall inform the other Party of such a change. The Designated Managers shall meet periodically either in person or telephonically to discuss plans and issues as necessary. The initial Designated Managers shall be as follows:

(a) DY Mobile:	Dan Reitzik, President and C.E.O.
(b) Universal:	Renee Plato, Director of Digital Business Development
4.7.

Takedown. Universal shall have the right to remove or withdraw any Content delivered hereunder on not less than seven (7) business days written notice to DY Mobile, for any reason, and DY Mobile will ensure that such Content is no longer available to any End User. Universal shall have the right to have DY Mobile remove access to any Content delivered hereunder on not less than 24 hours written notice if DY Mobile’s continued use would create Universal artist relationship problems, potentially subject Universal to litigation and/or legal or regulatory action, or could result in alleged breach or breach of a third party contract; provided that Universal does not provide such Master Tone to another carrier or provider (except in the circumstance where an

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artist or Universal specifically requests that the Content be withdrawn from only DY Mobile and not other carriers generally).

4.8.

Soundalikes. DY Mobile and each Approved Mobile Provider will cease the sale of Soundalike Ring Tones of all sound recordings by a Universal artist once DY Mobile begins distributing Master Tones by that same artist. For the avoidance of doubt, this Section 4.9 shall not apply to masters owned by a non-Universal record label embodying the performance of an artist who also has created recorded masters for Universal (i.e. a commercially available "cover" by a non-Universal artist). Soundalike Ring Tones for the purposes of this Agreement shall mean a ring tone featuring a re-recording of a Universal Sound Recording that can reasonably be considered to be an attempt to mimic the original Universal Master Recording the result of which might undermine the commercial potential of the original Universal Master Recording. Notwithstanding the foregoing, “Soundalike Ring Tones” shall specifically exclude monophonic and polyphonic ring tones (except as otherwise provided in section 4.10).

4.9.

Monophonic and Polyphonic Ring Tones. DY Mobile agrees that, once DY Mobile begins distributing a Master Tone of a specific Universal Sound Recording, where a monophonic or polyphonic ring tone embodying the underlying composition contained in the applicable Master Tone is also for sale by DY Mobile or by an Approved Mobile Provider, DY Mobile or such Approved Mobile Provider (as applicable) will give prominent placement for the applicable Master Tone. The use of Universal Marks or the names and likenesses of Universal artists is strictly prohibited in connection with the sale by DY Mobile or an Approved Mobile Provider of monophonic or polyphonic ring tones.

4.10.

“Personalized" Ring Tone services. DY Mobile shall ensure that no sound recording owned or controlled by Universal in the Territory (including a sound recording owned or controlled by Universal that has not been provided by Universal to DY Mobile as Content pursuant to this Agreement) is sold or made available to any End User through a Web Site owned or operated by DY Mobile or an Approved Mobile Provider, during the Term whereby the End User could create their own ringtone from a sound recording owned or controlled by Universal.

4.11.

Technical Cooperation: DY Mobile acknowledges the importance of implementing a security system for the exploitation of the Content governed by digital rights and DY Mobile will ensure that DY Mobile’s Aggregator (if applicable) will comply with all of the terms and conditions contained in this Agreement. DY Mobile agrees to comply with Universal’s security guidelines for wireless service providers and handsets attached hereto as Schedule C. DY Mobile hereby agrees that all handsets selling Universal Content will conform with the security requirements attached as Schedule C and will, on that basis, be considered pre-approved handsets for the purposes of this Agreement. However, at any time during the Term, Universal reserves the right to withdraw approval of any handset at Universal’s sole discretion. In the event Universal notifies DY Mobile to halt delivery of Universal Content to an applicable handset, DY Mobile agrees to do so immediately. The Parties agree to cooperate and share information and research on technical and security issues relevant to the Agreement. To this end, DY Mobile and Universal agree to engage in an ongoing dialogue relating to security and distribution issues. DY Mobile shall provide Universal with updates on new handset releases or upcoming launches, potential security issues or enablement, and reports of internal lab tests on handsets.

SECTION 5.	COMPENSATION AND PAYMENT

5.1.	Revenue Share. DY Mobile agrees to pay Universal the amounts more particularly set out in Schedule B attached hereto.

5.2.	Payment. Within 30 days after DY Mobile’s receipt of payment from the Approved Mobile Providers, DY Mobile shall pay Universal the aggregate amounts due Universal hereunder in

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accordance with Schedule B attached hereto for each monthly period. Universal acknowledges that pursuant to DY Mobile’s agreements with the Approved Mobile Providers, DY Mobile does not receive payment until 60 days after the month in which such sale occurs. All amounts set out in this Agreement and all payments due hereunder shall be made in lawful currency of Canada. All payments due hereunder shall be accompanied by a detailed accounting which will be provided to Universal by DY Mobile, or its Aggregator, if applicable, in the electronic file format attached hereto as Schedule D and will show in reasonable detail the basis for the payment made and will set forth on an aggregate basis for the immediately preceding monthly accounting period, the following information: (1) the aggregate number of Content Units sold; (2) the number of Content Units sold on a track by track basis; (3) the UPC or catalog number of the album concerned for each Content Unit; (4) the name of the artist of each Content Unit; (5) the International Standard Recording Code (“ISRC”) for each Content Unit; and (6) the track title for each Content Unit. All payments to Universal shall be sent to Universal to the attention of Mark Jones, Vice President of Finance. The foregoing shall permit DY Mobile’s reporting obligation hereunder to be undertaken by an Aggregator provided that: (a) such Aggregator is providing the reporting as required by Universal pursuant to this Agreement; and (b) DY Mobile shall remain liable to Universal for the acts of any such Aggregator.

5.3.

Late Payments. Upon Universal’s request, DY Mobile shall pay a finance charge of 1.5% per month, or the maximum rate permitted by law, whichever is less, from the date that any payment was first due under the Agreement until the date such payment is made. DY Mobile agrees to pay all reasonable out-of-pocket collection costs, including without limitation court costs, lawyers’ fees and costs incurred in litigation or collection of any judgments, associated with any unpaid monies due to Universal hereunder.

5.4.

Audit Rights. No more than once per 12-month period during the Term and one (1) year thereafter, either Party shall have the right to designate a third party certified public accountant, during normal business hours and upon thirty (30) days written notice and at such Party’s (the “Requesting Party’s”) expense, to examine, audit and take extracts from the other Party’s (the “Audited Party’s”) books and records relating to any payments due hereunder to the Requesting Party by the Audited Party; provided that such accounting firm will treat such records as the confidential information of the Parties and not disclose any information, except as necessary to report to both Parties on the accuracy of the calculation of the fees. In the event that any such examination or audit reveals an underpayment of amounts due, the Audited Party shall promptly pay the amounts owed. In the event any such underpayment due exceeds ten percent (10%), the Audited Party shall pay the Requesting Party’s actual costs of conducting such audit in addition to the amounts due.

SECTION 6.	ADVERTISING AND MARKETING

6.1.

DY Mobile Marketing Campaigns. During the Term, DY Mobile will be solely responsible for marketing the Content on the Approved Mobile Provider Service. DY Mobile shall use reasonable commercial efforts to create, implement and administer direct marketing and promotional campaigns designed to promote the availability of the Content on each Approved Mobile Provider Service both to existing and potential End Users. The Parties will organize a marketing committee which will consist of at least one person from each of DY Mobile and Universal (the “Marketing Committee”). The Marketing Committee will arrange meetings/conference calls on a regular basis during the Term to discuss and implement various marketing and sales initiatives in relation to the Content.

6.2.

Advertising Restrictions. DY Mobile shall not display or permit the display on any page where the Universal Content and Master Tones are marketed or sold, or otherwise in any manner associate any Universal artists or Universal Content with: (i) any advertising of any person or entity that, to DY Mobile’s actual knowledge (DY Mobile shall be under no duty to investigate),

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is in the business of copying, distributing, facilitating or enabling the copying or distribution of copyright material without authorization, including, without limitation, peer-to-peer sites; or (ii) products or services for alcohol, tobacco, gambling, or firearms.

6.3.

Bundling. DY Mobile may not bundle any specific Content with any part of any Approved Mobile Provider Service or other products without the prior written approval of Universal. This Section 6.3 is not intended to prohibit DY Mobile from making general content bundles, but instead from creating bundles that may reasonably be interpreted as an endorsement of a product or service by a Universal artist.

6.4.

Except as expressly set forth in this Agreement, Universal does not otherwise authorise DY Mobile to use the name or likeness of any recording artist associated with the Content proved by Universal under this Agreement. Universal hereby authorizes DY Mobile to use the names of Universal artists on Web Sites, marketing and promotional materials in connection with DY Mobile’s sale of associated Content (e.g. the name of a Universal artist may be used in connection with the sale of a Master Tone comprised of a sound recording embodying the performances of the artist so concerned).

SECTION 7.	END USER DATA AND REPORTS

7.1.

Approved Mobile Provider User Data. DY Mobile shall own and retain all right, title and interest in and to all customer information collected by DY Mobile as part of or necessary for the operation of the Approved Mobile Provider Service including, without limitation (a) information provided directly to DY Mobile by End Users including, without limitation, names, addresses, survey and promotion responses, purchase information and other demographic information, and (b) information relating to network traffic on the Approved Mobile Provider Service, including, without limitation, the Registration Data and the applicable MIN, all of which such information shall be referred to herein as the “Approved Mobile Provider User Data”. End User Data collected by Universal from End Users and DY Mobile during the course of this Agreement will be the property of DY Mobile and will be collected by Universal on behalf of DY Mobile. Universal will treat such End User Data as Confidential Information of DY Mobile under this Agreement. In no event will Universal: (i) disclose any of the End User Data to any third party, unless compelled by law; (ii) send unsolicited e-mail or newsletters to, or otherwise directly or indirectly solicit, any users whose information was collected pursuant to this Agreement; or (iii) commercially exploit the End User Data for the benefit of or in connection with the name, goods, or services of a competitor of DY Mobile.

7.2.

Privacy and Compliance With Laws. Each of DY Mobile and Universal shall ensure that the collection and use by DY Mobile and Universal of any End User information or data in connection with the purchase, use or operation of the Content complies in all respects with all applicable privacy laws, regulations and policies as well as the privacy policies of each of DY Mobile and Universal. Without limiting the generality of the foregoing, Universal shall not collect or track any End User information without the prior written consent of DY Mobile. In addition, Universal agrees to perform any and all acts, including without limitation the provision of adequate security measures, necessary to ensure that the collection, use, or disclosure of End User Data is in full compliance with all applicable laws relating to the collection of such information, including without limitation all applicable privacy legislation. Universal may not disclose, sell or otherwise transfer the End User Data to any third party at any time without DY Mobile’s prior written consent, and subject to all applicable privacy laws and legislation.

7.3.

Reports. DY Mobile, or its Aggregator, will issue weekly sales reports to Universal in the form set out at Schedule E that will set out: (1) the number of Content Units, in the aggregate and on a track by track basis; (2) the name of the artist of each Content Unit; and (3) the track title for each Content Unit. DY Mobile will share all applicable information including information relating to

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future opportunities and pricing (subject in each case to confidentiality considerations) and participate in an extensive debriefing session, in respect of the Content.

SECTION 8.	WARRANTY

8.1.

Mutual Representations. Each Party represents to the other Party and acknowledges the other Party’s reliance upon such representations, that this Agreement has been duly authorised, executed and delivered by its representative and that it has the power and authority to enter into and perform its obligations under this Agreement.

8.2.

Warranties by Universal. Universal warrants to DY Mobile that: (a) it has all necessary rights in and to the Content and the Universal’s Marks for Use within the scope of this Agreement, and has the power and authority to authorize the Use of any and all Intellectual Property Rights which it purports to authorize hereunder, free and clear of any and all security interests, liens, claims, charges or encumbrances; (b) the Content and the Universal’s Marks will not infringe upon or violate any applicable laws or regulations or any rights of third parties, including, but not limited to, infringement or misappropriation of Intellectual Property Rights, or to defamation or contain any libelous, obscene or unlawful material; (c) the Content shall be of at least industry standard quality for similar content; and (d) Universal complies (and shall continue to comply) with the applicable privacy legislation of Canada; and (e) Universal has received all waivers of moral rights on other Common law rights of any individual necessary for the provision of the Content.

8.3.

Warranties by DY Mobile. DY Mobile warrants to Universal that DY Mobile will obligate each Approved Mobile Provider to fully comply with the terms and conditions of this Agreement with respect to the rights granted to DY Mobile hereunder.

8.4.

No Other Warranties. The above warranties (and any other warranties in the agreement) state the sole warranties provided hereunder and no other warranties, whether express or implied, shall apply to the Content, the Universal’s Marks, the Approved Mobile Provider Service, DY Mobile’s Marks or any other materials or services delivered hereunder. In particular, each Party makes no other warranty of merchantability or fitness for a particular purpose other than the ones specifically stated herein.

SECTION 9.	CONFIDENTIALITY AND PUBLICITY

9.1.

Use/Safeguarding Confidential Information. Receiving Party shall not use Disclosing Party’s Confidential Information for any purpose other than to exercise or perform its rights or obligations under this Agreement. Receiving Party shall not, without the prior written consent of Disclosing Party, copy or otherwise reproduce Disclosing Party’s Confidential Information, or disclose, disseminate or otherwise communicate, in whole or in part, Disclosing Party’s Confidential Information to any third party except to officers, directors and employees of Receiving Party (and, in the case of DY Mobile, to any Licensee and their subcontractors and agents) who need to know the Confidential Information and who will have undertaken to treat the Confidential Information in accordance with the provisions of this Section. Receiving Party further agrees that it shall safeguard Disclosing Party’s Confidential Information from disclosure and, at minimum, use efforts commensurate with those Receiving Party employs for protecting the confidentiality of its own Confidential Information which it does not desire to disclose or disseminate, but in no event less than reasonable care. In the event that Receiving party becomes compelled by law or order of court or administrative body to disclose any Disclosing Party’s Confidential Information, Receiving Party shall be entitled to disclose such Confidential Information provided that: (i) Receiving Party provides Disclosing Party with prompt prior written notice of such requirements to allow Disclosing Party to take any necessary action to safeguard the Confidential Information; and (ii) if required to do so, Receiving Party shall furnish only that portion of Disclosing Party’s Confidential Information which is legally required to be

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disclosed and shall exercise its best efforts to obtain assurances that Confidential Information will be treated in confidence.

9.2.

Exceptions. Notwithstanding anything to the contrary herein, the following will not constitute “Confidential Information” for the purposes of this Agreement: (i) information that Receiving Party can show, by documented and competent evidence, was known by it prior to the disclosure thereof to it, or independently developed by it, in both cases, without using the Confidential Information; (ii) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Receiving Party in breach of this Agreement; or (iii) information for which Disclosing Party has authorised the relevant disclosure or other use.

9.3.

Publicity. The Parties may in their sole discretion elect to work together to issue publicity and general marketing communications concerning their relationship or other mutually agree-upon matters, provided, however, that neither party shall have any obligation to do so. Neither Party shall issue any press release or other form of publicity or marketing communications concerning their relationship or their entry into or performance under this Agreement without the prior written consent of the other party.

9.4.

Remedies. Receiving Party agrees that Disclosing Party may be irreparably injured by a breach of this Agreement and that Disclosing Party may be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which Disclosing Party may be entitled at law or in equity in the event of any breach of the provisions hereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

9.5.

Return of Confidential Information. Upon the Disclosing Party’s request and, in any event, when this Agreement has expired or terminated, the Receiving Party will promptly return to the Disclosing Party or destroy:

9.5.1.

all Confidential Information that has been supplied by the Disclosing Party and is in the Receiving Party’s possession or control, except for any Universal’s Confidential Information that is part of the Content; and

9.5.2.	all analyses, studies, or other materials, or part thereof, that were created by the Receiving Party and that are based on or contain Confidential Information of the Disclosing Party.

9.6.

Certification. Upon the Disclosing Party’s request, a senior officer of the Receiving Party shall certify in writing on behalf of the Receiving Party that all Confidential Information required to be returned or destroyed pursuant to this Agreement has been returned or destroyed, as applicable.

9.7.

Ownership. Nothing in this Article 9 is to be construed as granting Receiving Party any title, ownership, license or other right or interest in any of Disclosing Party’s Confidential Information, or to any Intellectual Property Right of Disclosing Party therein.

SECTION 10.	PROPERTY RIGHTS

10.1.

Background Intellectual Property. For greater certainty, unless otherwise expressly provided hereunder, each Party shall retain all Intellectual Property Rights in any Background Intellectual Property which it contributes to the Approved Mobile Provider Service or the Content and shall not be deemed to have assigned all or part of the Background Intellectual Property to the other Party.

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10.2.

Universal. DY Mobile acknowledges and agrees that all licenses, rights, title and interests not specifically granted in and to the Content and the Universal’s Marks including without limitation, all Intellectual Property Rights therein, not specifically granted to DY Mobile hereunder shall remain vested in Universal.

10.3.

DY Mobile. Universal acknowledges and agrees that each of the following (and all Intellectual Property Rights therein) shall remain the sole property of DY Mobile or am Approved Mobile Provider (as applicable):

10.3.1.	the Approved Mobile Provider Interfaces;

10.3.2.	the Approved Mobile Provider Network;

10.3.3.	the Approved Mobile Provider Service;

10.3.4.	any DY Mobile Marks;

10.3.5.	the Approved Mobile Provider User Data;

10.3.6.	the End User Data; and

10.3.7.	the Registration Data.

SECTION 11.	INDEMNITY
11.1.

Universal Indemnity. Universal agrees to defend, fully indemnify and hold harmless DY Mobile, its Affiliates, and their respective directors, officers, employees, and licensees (collectively, the “Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of action and/or liability, of any kind whatsoever (a “Claim”), for damages, losses, costs and/or expenses (including legal fees and disbursements) resulting from: (i) damages to persons or property, personal injury or death caused by the negligent or willful acts or omissions of Universal, its employees, subcontractors, agents and Universals arising in connection with this Agreement; (ii) any and all breaches by Universal of any representations, warranties, covenants, terms or conditions of this Agreement, and (iii) any other Claim with respect to the Content or the Universal Marks. Without limiting the scope of the foregoing, Universal shall also defend, fully indemnify and hold harmless the Indemnified Persons, from and against any and all Claims for damages, losses, costs and/or expenses (including legal fees and disbursements) resulting from or relating to any claim that any of the Content or the Universal’s Marks constitutes an infringement, violation or misappropriation of any third party’s right, including, without limitation, any Intellectual Property Right or contains any defamatory, obscene, libellous or unlawful material.

11.2.

DY Mobile Indemnity. DY Mobile, its Affiliates, the Approved Mobile Providers and their respective directors, officers, employees, and licensees agree to defend, fully indemnify and hold harmless Universal, its Affiliates, and their respective directors, officers, employees and licensees, from and against any and all claims, demands, suits, actions, causes of action and/or liability, of any kind whatsoever (a “Claim”), for damages, losses, costs and/or expenses (including legal fees and disbursements) resulting from: (i) damages to persons or property, personal injury or death caused by the negligent or willful acts or omissions of DY Mobile, its Affiliates, the Approved Mobile Providers and their respective directors, officers, employees, and licensees arising in connection with this Agreement; (ii) any and all breaches by DY Mobile, its Affiliates, the Approved Mobile Providers and their respective directors, officers, employees, and licensees of any representations, warranties, covenants, terms or conditions of this Agreement, and (iii) any other Claim with respect to the provision of services by DY Mobile, its Affiliates, the Approved Mobile Providers and their respective directors, officers, employees, and licensees.

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11.3.

LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER UNIVERSAL OR DY MOBILE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR LOSS OF PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT INCLUDING NEGLIGENCE, EVEN IF UNIVERSAL OR DY MOBILE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO: (A) UNIVERSAL’S OR DY MOBILE'S BREACH OF SECTION 9, (B) UNIVERSAL’S INDEMNITY IN SECTION 11.1 RELATING TO DAMAGES TO PERSONS OR PROPERTY, PERSONAL INJURY OR DEATH CAUSED BY THE NEGLIGENT OR WILFUL ACTS OR OMISSIONS OF UNIVERSAL OR RELATING TO THIRD PARTY CLAIMS FOR INFRINGEMENT OF SUCH THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

SECTION 12.	TERMINATION

12.1.

Insolvency. Either Party may immediately terminate this Agreement, upon written notice to the other Party, if such other Party is subject to proceedings in bankruptcy or insolvency, voluntarily or involuntarily, if a receiver is appointed with or without the other Party’s consent, if the other Party assigns its property to its creditors or performs any other act of bankruptcy or if the other Party becomes insolvent and cannot pay its debts when they are due.

12.2.

Material Breach. Either Party (the “Terminating Party”) may terminate this Agreement in the event of material breach by the other Party (the “Defaulting Party”) of its obligations hereunder, provided that such breach in the Terminating Party’s reasonable opinion is not cured within twenty (20) Business Days of notification by the Terminating Party of such breach.

12.3.	No Prejudice. Save as otherwise provided above, the Parties’ right to terminate this Agreement is without prejudice to, and shall not affect any other remedies available to Parties.

12.4.

Return of Information. Upon expiry or other termination of this Agreement, Universal shall immediately remit to DY Mobile all End User Data, in a mutually agreed upon electronic format. Universal shall subsequently destroy all other materials or information provided by DY Mobile to Universal hereunder and all copies thereof in its possession other than what may be required to be retained by law. Each Party shall immediately return or destroy, at the election of the Disclosing Party, the Confidential Information of the Disclosing Party.

12.5.

Rights Continue. Notwithstanding any of the above, upon termination or expiry of this Agreement, End Users may continue to use the Content for a period of up to six (6) months, and Universal shall perform all of its obligations hereunder to continue to provide the Content to such End Users, provided that all related fees are paid to Universal. Nothing in this Agreement shall be construed as requiring DY Mobile to delete or otherwise disable the Content that has been Delivered to an End-User Interactive Device which is no longer within possession and control of DY Mobile.

12.6.

Transition Assistance Services. Upon the termination or expiration of this Agreement for any reason, Universal shall use commercially reasonable efforts to provide, at DY Mobile’s request and expense, all necessary assistance and information to DY Mobile and any third parties authorized by DY Mobile to transfer all End User Data sets within one hundred and eighty (180) days to an alternative service provider identified by DY Mobile, and shall return all End User Data and DY Mobile Datasets to DY Mobile in an industry standard database or text-based format to be mutually agreed upon by Universal and DY Mobile at the time of the transition (the “Transition”). Universal shall provide DY Mobile and any third party designated by it with adequate access to data, data structures, programs and information required that is not proprietary to Universal to allow DY Mobile or a third party to download and transfer all End User Data and

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DY Mobile Datasets to the alternative service provider. Following transition and upon instruction by DY Mobile, Universal shall delete all End User Data and DY Mobile Datasets on Universal’s active and back-up servers, if any.

SECTION 13.	GENERAL PROVISIONS

13.1.

Assignment. This Agreement may not be assigned by either Party in whole or in part, without the other Party’s prior written consent. Assignment shall not relieve either Party of its obligations hereunder. Notwithstanding the foregoing, either Party may, without prior notice, assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates. In the event that any division, business unit, Affiliate of either Party is sold, re-organised or otherwise disposed of, in whole or in part in such a way that it does not meet the definition of Affiliate, the business shall be entitled to all benefits of this Agreement to the extent previously entitled provided that entity assumes all of that Party’s obligations under this Agreement.

13.2.

Relationship of Parties. Universal is an independent contractor of DY Mobile. This Agreement shall not be construed to and does not create a relationship of agency, partnership, employment or joint venture. Neither Party shall have the authority to bind the other Party without the prior written consent of the other Party respectively.

13.3.

Force Majeure. No Party to this Agreement shall be liable to the other Party for any failure or delay in fulfilling an obligation hereunder, if said failure or delay is attributable to circumstances beyond its control, including, but not limited to, any fire, power failure, labour dispute or government measure (“Force Majeure”). The Parties agree that the deadline for fulfilling the obligation in question shall be extended for a period of time equal to that of the continuance of the Force Majeure. The Parties shall use all commercially reasonable efforts to minimize the effect of the Force Majeure on its performance under this Agreement. Notwithstanding the continuance of an event of Force Majeure, the Parties may not delay performance of its obligations under any circumstances by more than thirty (30) Business Days, otherwise either Party may terminate this Agreement, at its sole discretion.

13.4.

Survival. The following sections and Schedule shall survive the expiration or termination of this Agreement, regardless of the reasons for its expiration or termination, in addition to any other provision which by law or by its nature should survive: Sections 5, 7, 8.2, 9, 10, 11 and 13.

13.5.

Time of Essence. Time is of the essence in any matter relating to the performance of this Agreement. Expiration of the deadlines for completion of a Party’s obligations hereunder shall constitute notice of default, without any further action or notice being required from the other Party.

13.6.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, the Parties hereby excluding the application of the United Nations Convention on Contracts for the International Sale of Goods. The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario for any legal proceedings arising out of this Agreement or the performance of the obligations hereunder.

13.7.

Notices. All notices under the terms of this Agreement shall be given in writing and sent by registered mail or facsimile transmission, by electronic mail (if confirmation of delivery is requested and received) or shall be delivered by hand to the following addresses:

DY MOBILE INC.	UNIVERSAL MUSIC CANADA INC.

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Address: 303 – 1847 West Broadway, Vancouver, BC, V6J 1Y6 Attention: Dan Reitzik, President and C.E.O.	Address: 2450 Victoria Park Avenue Suite 1 Toronto, Ontario M2J 5H3 Attention: Sarah Scott, Vice President, Business Affairs

All notices shall be presumed to have been received when they are hand delivered, or five (5) Business Days of their mailing, or on the Business Day following the day of facsimile transmission.

13.8.

Severability. If any provision, or portion thereof, of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement, and each provision, or portion thereof, is hereby declared to be separate, severable and distinct.

13.9.

Waiver. A waiver of any provision of this Agreement shall only be valid if provided in writing and shall only be applicable to the specific incident and occurrence so waived. The failure by either Party to insist upon the strict performance of this Agreement, or to exercise any term hereof, shall not act as a waiver of any right, promise or term, which shall continue in full force and effect.

13.10.

Remedies Cumulative. No single or partial exercise of any right or remedy under this Agreement shall preclude any other or further exercise of any other right or remedy in this Agreement or as provided at law or in equity. Rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided at law or in equity.

13.11.	Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

13.12.	Business Days. Any payment or notice that is required to be made or given pursuant to this Agreement on a day that is not a Business Day shall be made or given on the next Business Day.

13.13.

Conflicts. In the event of any conflict or inconsistency between the terms of the main body of this Agreement and any Schedule, the terms of the main body of this Agreement shall prevail, unless otherwise expressly indicated and subject to any applicable provisions or laws in respect of tariffs or other regulatory matters.

13.14.	Amendment. This Agreement may only be amended by written agreement duly executed by authorized representatives of the Parties.

13.15.	Language. This Agreement has been drawn up in English at the express wish of the Parties. Le présent contrat a été rédigé en anglais à la demande expresse des Parties.

13.16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement.

13.17.	Currency. All dollar amounts referred to herein are expressed in Canadian funds.

13.18.

Headings and Wording. Section or paragraph headings used in this Agreement are for reference purposes only, and shall not be used in the interpretation hereof. Words in the singular include the plural and vice-versa and words in one gender include all genders. The terms “including” and “includes” shall be deemed to be followed by the statement “without limitation” and neither of

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these terms shall be construed to limit any word or statement it follows to the specific or similar terms or matters immediately following it. No provision of this Agreement shall be construed against either Party as the drafter thereof.

13.19.

English Language. The Parties have requested that this Agreement and all communications and documents relating hereto be expressed in the English language. Les Parties ont exigé que ce contrat ainsi que tous documents s’y rattachant soient redigés en anglais.

13.20.

Further Assurances. Each of the Parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent, the provisions of this Agreement.

13.21.

No Subcontractors. The Parties agree that all services to be performed hereunder shall be performed by the Parties, and that no part thereof shall be performed by a sub-contractor without the prior written approval of the other Party.

13.22.

Confidentiality of deal terms. The Parties agree that the deal terms contained in this Agreement are confidential and will not be disclosed to any third party without the prior written approval of the other party. DY Mobile acknowledges and agrees that Universal will have the right to terminate this Agreement for any failure on the part of DY Mobile to comply with this provision.

13.23.

Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall replace all prior promises or understandings, oral or written.

AGREED TO AND SIGNED in duplicate by the duly authorized representatives of the Parties.

DY MOBILE INC.	UNIVERSAL MUSIC CANADA INC.
/s/ Dan Reitzik	/s/ Sarah Scott
Dan Reitzik	Sarah Scott
President and C.E.O.	Vice President, Business Affairs

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SCHEDULE A

Description of Content

Part 1 – Master Tone Content

Upon execution of this Agreement, Universal will provide DY Mobile with a list of available Universal Sound Recordings to be distributed to End Users as downloadable master tones and will update it from time to time throughout the Term ("Master Tone Content"). Universal will provide its available library of Master Tone Content to an Aggregator that will facilitate delivery to DY Mobile. The Master Tone Content will include substantially all Universal Sound Recordings cleared by Universal for sale as master tones. Notwithstanding the foregoing, Universal may exclude from Master Tone Content hereunder specific Universal Sound Recordings cleared for sales as master tones on an artist-by-artist basis. All Master Tone Content should be delivered as either a wav, mp3, QCELP or other file type, as required.

Part 2 – Artist Packs - Related Content

Universal and DY Mobile will discuss the production of “Artist Packs” during the Term to feature a mix of established and emerging Universal artists via the Approved Mobile Provider Service. Universal will work with DY Mobile to provide information on priority projects on a regular basis. If the parties produce Artist Packs, Universal will provide Related Content (e.g., wallpaper, voice tones, promotional messages such as trivia, bio, tour info, etc) on a case –by-case basis as is available for a given artist featured in an “Artist Pack”.

If the parties agree on an Artist Pack, DY Mobile will make commercially reasonable efforts to feature “Artist Packs” prominently through their available online and offline marketing channels where applicable.

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SCHEDULE B

Compensation

Part 2 – Master Tone Content

During the Term, DY Mobile agrees to pay Universal in connection with the provision of the Master Tone Content the greater of *** percent (***%) of Retail Price or $*** per Master Tone downloaded.

Part 3 -- Related Content

Fees for any product that is offered commercially as part of an Artist Pack will be paid on the following schedule:

-- Wallpaper: the greater of fifty percent (50%) of Retail Price or $0.75 per Wallpaper downloaded.

-- Voice Tones: the greater of fifty percent (50%) of Retail Price or $1.25 per Voice Tone downloaded.

-- Other content: to be determined on a case-by-case basis.

At the end of each year of the Term, at either Universal or DY Mobile’s written request, the amount of the applicable price per unit minimums set out above will be reviewed to determine if the minimums are reasonable, considering market conditions, and upon mutual agreement, the minimums may be adjusted accordingly.

DY Mobile will obtain Universal's prior written approval in connection with offering any Content to End Users on a "gratis" or promotional basis. Unless Universal has agreed in writing to waive payment hereunder with respect to specific promotions, in the event DY Mobile wishes to engage in general promotional campaigns that make Content available to End Users on a "gratis" basis, for each type of Content included, DY Mobile will pay Universal the compensation Universal would receive pursuant to this Schedule "B" if DY Mobile had sold the Content to the End User at the current retail price charged by DY Mobile to End Users for such Content (i.e. regular wholesale price, not "free").

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SCHEDULE C

Content Protection & Usage Rule Requirements

These Requirements and associated DRM Usage Rules may be revised from time to time by Universal with notice to Partner, provided that Partner will have a reasonable period to implement any system modifications required by any such change.

1.	Introduction

Universal requires adherence to these security guidelines and processes by Partners who wish to distribute Universal content for use on mobile devices.

Universal currently permits distribution of select assets to mobile devices through services which collectively offer “Forward Lock” protection. This low-level of security is only permitted until sufficient other, more secure options are commercially available. Universal will require Partner to migrate to a robust DRM protection model as options become viable.

Universal will allow exploitation of its assets with Forward Lock or similar effective protection provided that either:

•	Partner abides by all requirements for Forward Lock as laid out in section 2 through 5 of this annex; or
•	Partner delivers content via no-storage streaming such that mobile devices can not capture or otherwise retain the content for any further purpose.

2.	Handset Security and Usage Rules

To be considered an Approved Device, a device must either have received prior written approval from Universal or meet the security requirements in this document. Universal Content may not be transferred to devices that are not Approved Devices.

Universal Content must only be supplied to devices which ensure Universal Content cannot be stored or redistributed in an unauthorized manner:

•	Receiving devices must implement Forward Lock to prevent forwarding or transfer of Universal Content off of the receiving device. This restriction includes:
•	no wireless forwarding via SMS, e-mail, or other messaging function.
•	no transfer to PC via USB, docking station, or other interface.
•	no transfer to other devices via Bluetooth, IR, or other wireless data connection.
•

Universal Content must be made inaccessible to unapproved applications on the device and unapproved outputs from the device which may be accomplished by encrypting content or storing content in a location inaccessible to users and other applications.

Universal Content may not be supplied to devices which:

•	include functionality to create or record custom real-audio ring tones; or
•	ship with software or hardware that can be used to create custom ring tones or pointers to places where consumers can obtain such software or hardware.

Partner is responsible for identifying which devices satisfy these requirements and ensuring delivery of Universal Content satisfies the requirements:

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•

Partner is responsible for delivering Universal Content to Approved Devices in the appropriate format with necessary parameters, flags, and security settings as required to meet Universal’s requirements.

•

If a device only satisfies these requirements for a particular type of content, such as ring tones, graphics, or video ringers, Partner will only deliver Universal Content types for which the requirements can be satisfied.

3.	Compliance

Upon notice by Universal of a device which does not meet the Approved Device requirements, Partner must immediately halt all delivery of Universal Content to that device.

Partner must regularly report to Universal the devices (by manufacturer, model number, and operating system version when appropriate) to which Universal Content has delivered.

4.	Service Functionality

If Universal Content is to be distributed through the use of WAP pages or similarly hosted web interfaces, the Partner must not permit access to such interface except from carrier-based mobile devices. Personal computer browsers should not be able to access content offered by the Partner’s service.

5.	System-Wide Security

Unencrypted Universal Content must be stored on Partner servers in a manner that protects it from unauthorized use by Partner employees or others. Protection mechanisms should prevent both unauthorized remote or network access as well as unauthorized physical access.

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SCHEDULE D

Universal Music Canada – Mobile Monthly Sales File Feed Requirements (V2.MM0)

The following layout is required for UMC to ingest business partner sales information and process it through our local systems

Layout

Field Name	Type	Lgth	Dcml	Req?	Description / Use	Example
Account Number	A	10		Y	Account number for reporting company	“9900000” UMC to provide account
Affiliate ID	A	10		Y	Source of the sale	“9900001” UMC to provide accounts
Distributor	A	10		Y	End distributor of the content (e.g. carrier)	“9900100” UMC to provide accounts
UPC	A	14		Y	UPC of mobile product	“00061528103925”
Product Title	A	200		Cond	Product Title (only required if different from Track Title)	“Gwen Stefani”
Product Artist	A	200		Cond	Product Artist (only required if different from Track Artist)	“Cool”
ISRC	A	12		Y	Required	“USA160300070”
Track Title	A	200		Y	Required	“Gwen Stefani”
Track Artist	A	200		Y	Required	“Cool”
Album or Track	A	1		Y	Use “T” for mobile sales	“T”
Date of Sale / Refund	N	8		Y	Date the transaction occurred (YYYYMMDD)	20051005
Sale or Refund	A	1		Y	Flag indicating type of transaction (S/R)	“S”
Units	N	9		Y	Total units sold for the reporting period	1
Retail Price	N	11	6	Y	Unit price charged to customer – excl taxes (99999.999999)	1.00
Net Price	N	11	6	Y	Unit price paid to Universal - excl taxes (99999.999999)	1.00
Sales Channel	A	2		Y	Method of exploitation (as per table below)	“4”
Customer Number	A	38		N	Unique identifier for the customer	“123456789”
Customer Location	A	6		N	Area code for the customer	“416”
User Defined Field	A	50		N	For unique business partner requirements	“ABCD”

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Structure and Communication

width="600"

Sales Channel

Sales Channel Code	Description
4	True Tones

If you have any questions or concerns about any of this information please do not hesitate to contact Bart Nickerson – 416.718.4448 – bart.nickerson@umusic.com

For technical questions or issues, please contact Kevin Rosairo – 416.718.4449 – kevin.rosairo@umusic.com

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SCHEDULE E

Universal Music Canada – Mobile Weekly Sales Reporting Requirements (V2.MW0)

The following is required for UMC to track and report high level weekly sales information:

Layout

Field Name	Type	Lgth	Dcml	Req?	Description / Use	Example
Track Title	A	200		Y	Required	“Gwen Stefani”
Track Artist	A	200		Y	Required	“Cool”
Date of Sale / Refund	N	8		Y	Date the transaction occurred (YYYYMMDD)	20051005
Units	N	9		Y	Total units sold for the reporting period	1
Retail Price	N	11	6	Y	Unit price charged to customer – excl taxes (99999.999999)	1.00
Net Price	N	11	6	Y	Unit price paid to Universal – excl taxes (99999.999999)	1.00
Sales Channel	A	2		Y	Method of exploitation (as per table below)	“4”

Structure and Communication

Function	Specification
Structure	•Excel File
Naming Standard	•UMCWeeklySalesyymmddv (where "v" is version number - “7” for weekly)
Transfer	•Email to bart.nickerson@umusic.com and rob.domagala@umusic.com
Frequency	•Weekly – Monday by 4:00 PM ET
Reporting Period	•Monday to Sunday

Sales Channels

Sales Channel Code	Description
4	True Tones

If you have any questions or concerns about any of this information please do not hesitate to contact Bart Nickerson – 416.718.4448 – bart.nickerson@umusic.com

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